EXHIBT 99.1 Press Release

American Superconductor Reports Fiscal 2004 Fourth Quarter

and Year End Results

➢	Revenues for fiscal 2004 nearly doubled to a record $41.3 million

➢	Power Electronic Systems receives new order for four industrial D-VAR® systems

WESTBOROUGH, Mass. – May 13, 2004 – American Superconductor Corporation (NASDAQ:AMSC), a leading electricity solutions company, today reported financial results for fiscal 2004 and the fourth quarter ended March 31, 2004.

Net revenues for fiscal 2004 increased 97% to a record $41.3 million from net revenues of $21.0 million for fiscal 2003. The net loss for fiscal 2004 was $26.7 million, or $1.10 per share, compared to a net loss of $87.6 million, or $4.21 per share, in fiscal 2003. Included in the net loss for fiscal 2003 were non-cash charges totaling $45.3 million related principally to an impairment of fixed assets.

For the fourth quarter, net revenues increased 6% to $11.6 million from net revenues of $10.9 million for the fourth quarter of fiscal 2003. The net loss for the quarter totaled $4.5 million, or $0.16 per share, compared with a net loss of $54.0 million (including non-cash charges of $45.3 million), or $2.54 per share, for the fourth quarter of fiscal 2003.

American Superconductor ended fiscal 2004 with cash, cash equivalents and short and long-term investments of $52.6 million and no long-term debt, compared to $20.0 million at March 31, 2003 and $56.9 million at December 31, 2003. The company’s use of cash in the fourth quarter was $4.3 million.

“We continued to achieve excellent growth in revenue year-over-year in fiscal 2004,” said Greg Yurek, chief executive officer. “Fiscal 2004 was also significant in that we strengthened our balance sheet through an equity offering that yielded $51.1 million net to the company as we continued to reduce our cash burn and control expenses. We expect to continue on this path of rapid revenue growth because our current backlog provides visibility to at least $46 million of revenue in fiscal 2005.”

Power Electronic Systems Increases Backlog

The company reported today that its Power Electronic Systems business received an order in the current quarter from a major U.S. semiconductor manufacturer for four industrial power quality systems. The four PQ-IVR™ (Power Quality-Industrial Voltage Restorer) systems, which are an industrial version of the company’s D-VAR systems, are expected to be installed during the August-December 2004 period. Their purpose is to substantially improve the productivity of one of this semiconductor manufacturer’s facilities in the U.S. by protecting it from power quality issues.

American Superconductor Reports Fiscal 2004 Fourth Quarter and Year-End Results	Page 2

“We believe our Power Electronic Systems business is well positioned to meet the needs of customers coming from three sectors – transmission grids, wind farms and manufacturing,” said Yurek. “While policy, regulatory and legislative bodies continue to debate whether or not to create enforceable transmission grid reliability standards — which we expect will help improve our sales to the transmission sector — we are gratified that sales to wind farms have continued and that the manufacturing sector is starting to improve. We expect that this mix of customers from different sectors will create both more sales and more uniform revenue growth as changes occur in any one sector due to seasonality or economic cycles.”

The new order for four PQ-IVR systems reported today increases the current backlog for Power Electronic Systems to be recognized as revenue in fiscal 2005 to approximately $10.0 million.

SuperMachines Business Expected to Continue to be Self-Sustaining

The company reported that its SuperMachines business was profitable in fiscal 2004 and that it generated approximately $1.5 million in cash. The company expects to run this business at breakeven in fiscal 2005 as it reinvests profits from the SuperMachines business to accelerate product development and commercial introduction of SuperVAR synchronous condensers and ship propulsion motors.

“Our goal for SuperMachines is to continue to be self-sustaining – with zero net cash burn – during the final stages of commercialization of superconductor rotating machines for ship propulsion and transmission grid reliability,” Yurek added.

The company stated that SuperMachines revenues in fiscal 2005 are expected to be significantly higher in the second half compared to the first half of the fiscal year. “The variation in revenues between the first and second half is primarily a timing issue, driven by the U.S. Navy’s decision to provide more of its funding for the 36.5-megawatt ship propulsion motor program in the second half of our fiscal year 2005,” said Yurek.

Yurek added that the 36.5-megawatt ship propulsion motor program is on schedule and on budget. In addition, the 5-megawatt ship propulsion motor that AMSC delivered to the Navy in July 2003 has successfully completed preliminary testing at the Navy-funded Center for Advanced Power Systems (CAPS) in Florida and is scheduled to begin full-load testing next month upon completion of the CAPS facility. “The 5-megawatt motor already completed successful load testing a year ago,” said Yurek. “The CAPS test plan is directed to exposing this motor to varying loads under simulated ship mission profiles. Based on results so far, we expect that this first-ever HTS ship propulsion motor will pass the next round of tests with flying colors.”

The SuperMachines business installed its first prototype SuperVAR synchronous condenser in a TVA substation in western Tennessee and started initial operation of this machine in January 2004. Based on results of the initial shakedown of this prototype, the machine was disassembled in order to implement an improved rotor design. The new rotor is currently being fabricated and factory tests of the advanced SuperVAR prototype will be conducted next month. This prototype is expected to be re-installed in the TVA substation and synchronized with the grid by the end of July 2004.

American Superconductor Reports Fiscal 2004 Fourth Quarter and Year-End Results	Page 3

“The TVA-AMSC collaborative effort to design, develop and commercially introduce SuperVAR machines has been impressive,” said Yurek. “We are optimistic that this joint effort will lead to the release of TVA’s order for SuperVAR machines by the end of our fiscal year.”

AMSC Wires: Shipments Expected to Increase by More than Four Times in Fiscal 2005

The AMSC Wires business unit manufactured and shipped a record 155,000 meters of HTS wire in fiscal 2004. This business unit has been regularly producing 1,000 to 1,200 meter lengths of HTS wire that conducts more than 140 times the current of copper wire of the same dimensions – manufacturing performance metrics that significantly exceed the best performance of any of the company’s competitors worldwide. AMSC Wires entered fiscal 2005 with a record backlog of orders for over 550,000 meters of HTS wire that it expects to manufacture and ship to customers in fiscal 2005.

“We expect to also close additional orders during fiscal 2005 enabling us to manufacture and ship at least 650,000 meters of wire this year – an increase of 4X over fiscal 2004 and clearly a world record for the emerging HTS wire industry,” said Yurek. “This ramp up from 155,000 meters shipped in fiscal 2004 – our first full year of operation of our new wire plant – will be quite significant. We are confident, based on the accelerating rate of production we achieved in the last quarter of fiscal 2004 and continued production efficiencies in fiscal 2005, that we will be fully successful in achieving this next significant step in the growth of AMSC Wires.”

Earlier this week, AMSC reported that it has been selling its HTS wire to Central Japan Railways (“JR Central”), which had succeeded in demonstrating the practicality of using AMSC wire in their magnetically levitated (“maglev”) train system. “JR Central has always had the toughest wire specs in terms of wire length and electrical performance of any of our customers worldwide,” said Yurek. “We plan to manufacture and ship additional wire to JR Central this year. The potential market for HTS wire for their maglev train systems is very high, exceeding 100 million meters per train system – a wire market that we are well positioned to lead.”

The company reported that its contract to design, develop, manufacture and install a 138-kilovolt transmission cable system within the Long Island Power Authority (LIPA) grid on Long Island is on schedule and on budget. The cable, which will be manufactured by Nexans and powered by AMSC wire, is expected to be in the LIPA grid as scheduled by the end of calendar year 2005. In fiscal 2005, AMSC expects to ship over 120,000 meters of HTS wire to Nexans for the LIPA superconductor cable.

Yurek commented that AMSC’s second generation (2G) HTS wire research and development program achieved world-leading results in fiscal 2004. “The breakthrough results we have achieved in the performance of our nanotechnology-enabled 2G wire have been outstanding,” said Yurek. “Our new pre-pilot production line for 2G wire will be up and running soon and we expect to be well positioned, based on results from the pre-pilot line, to start making significant investments in a 2G pilot manufacturing line as we enter fiscal 2006.”

American Superconductor Reports Fiscal 2004 Fourth Quarter and Year-End Results	Page 4

Guidance for Fiscal 2005

AMSC announced today that it expects revenues for fiscal 2005 to be in the range of $50-$60 million, a year-over-year increase of 21% to 45%. The net loss is expected to be in the range of $20-$25 million and the corresponding loss per share is expected to be in the range of $0.70 to $0.90.

“Fiscal 2004 was a great year for AMSC on many fronts,” said Yurek. “We effectively doubled revenue year-over-year, continued to develop our technologies and products, while cutting our losses and cash burn significantly. Very importantly, we built a foundation on which we can continue to grow our business at a rapid rate. I believe we are well positioned in all respects to continue to strengthen our leadership role as an electricity solutions company based on advanced power technologies.”

AMSC will host an investor conference call beginning at 11:00 a.m. EDT on May 13 to discuss fourth quarter results and management’s outlook. To participate in the conference call, please dial 785-832-0326 and use conference ID “AMSC.” Additionally, the conference will be simulcast at www.amsuper.com/html/investors/index.html and http://www.firstcallevents.com/service/ajwz406023544gf12.html. Re-broadcast of the call will be available from May 13 through May 20 over both of these websites. A telephonic playback of the call will also be available from 1:00 p.m. EDT Thursday, May 13, 2004, through midnight EDT Thursday, May 20, 2004. Please call 402-220-6981 to access the playback.

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About American Superconductor Corporation (NASDAQ:AMSC)

AMSC is a world-leading supplier of dynamic reactive power grid stabilization products and the world’s principal vendor of high temperature superconductor (HTS) wire and large rotating superconductor machinery. AMSC’s power electronic converters and HTS wire are at the core of a broad range of new electricity transmission and distribution, transportation, medical and industrial processing applications, including dynamic reactive power grid stabilization solutions, large ship propulsion motors and generators, smart, controllable, superconductor power cables and advanced defense systems. The Company’s products are supported by hundreds of patents and licenses covering technologies fundamental to Revolutionizing the Way the World Uses Electricity™. More information is available at www.amsuper.com.

American Superconductor, SuperMachines, PowerModule and Revolutionizing the Way the World Uses Electricity are

trademarks of American Superconductor Corporation. All other trademarks are the property of their respective owners.

American Superconductor Reports Fiscal 2004 Fourth Quarter and Year-End Results	Page 5

Any statements in this release about future expectations, plans and prospects for the Company, including statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. There are a number of important factors that could cause actual results to differ materially from those indicated by such forward-looking statements. Such factors include: uncertainties regarding the Company’s ability to obtain anticipated funding from corporate and government contracts, to successfully develop, manufacture and market commercial products, and to secure anticipated orders; the risk that a robust market may not develop for the Company’s products; the risk that strategic alliances and other contracts may be terminated; the risk that certain technologies utilized by the Company will infringe intellectual property rights of others; and the competition encountered by the Company, including several large Japanese companies. Reference is made to these and other factors discussed in the “Management’s Discussion and Analysis of Financial Condition and Results of Operation” section of the Company’s most recent quarterly or annual report filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this release. While the Company anticipates that subsequent events and developments may cause the Company’s views to change, the Company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date this press release is issued.

Contact Information

Media	Jack Jackson On-Message Public Relations	781-444-1020 jack@on-message.com

Investors	Kevin Bisson American Superconductor	508-621-4220 investor@amsuper.com

-more-

American Superconductor Reports Fiscal 2004 Fourth Quarter and Year-End Results	Page 6

American Superconductor Corporation

(NASDAQ: AMSC)

Results Report for Fourth Quarter Fiscal 2004

Statement of Operation Data

	Three Months ended March 31		12 Months ended March 31
	2004	2003	2004	2003
Revenues
By business segment (1):
AMSC Wires	$2,893,484	$2,888,077	$7,795,897	$3,960,823
SuperMachines	7,096,967	1,894,455	26,501,073	6,125,151
Power Electronic Systems	1,645,217	6,146,739	7,011,735	10,934,318

Total revenues	$11,635,668	$10,929,271	$41,308,705	$21,020,292

Operating profit (loss): By business segment (1):

AMSC Wires	(3,358,321)	(45,438,326)	(18,815,738)	(66,727,224)
SuperMachines	6,628	(1,517,992)	966,130	(7,475,982)
Power Electronic Systems	(859,341)	(6,863,017)	(6,429,801)	(12,990,785)
Unallocated corporate expenses	(438,222)	(205,156)	(1,406,865)	(1,317,494)

Operating loss	(4,649,256)	(54,024,491)	(25,686,274)	(88,511,485)

Interest and other income (expense)	127,217	57,919	(1,047,209)	878,558

Net loss	$(4,522,039)	$(53,966,572)	$(26,733,483)	$(87,632,927)

Net loss per share-(Basic & Diluted)	$(0.16)	$(2.54)	$(1.10)	$(4.21)

Weighted average shares outstanding	27,488,814	21,221,921	24,196,077	20,830,846

Note: In the fourth quarter ended March 31, 2004, in addition to reported revenues, the Company recorded $890,415 in cost-sharing funding, compared to $336,269 in the prior-year period. For the twelve-month period ended March 31, 2004, funding from cost-sharing agreements was $2,394,768, compared to $764,305 for the same period a year ago.

American Superconductor Reports Fiscal 2004 Fourth Quarter and Year-End Results	Page 7

Selected Balance Sheet Data

	March 31, 2004	March 31, 2003
Cash, cash equivalents, short term investments and long term investments	$52,646,703	$20,048,872

Selected current assets:
Accounts receivable	8,566,657	5,446,007
Inventory	4,889,394	5,117,786

Property, plant and equipment	90,713,055	89,277,779
Less: accumulated depreciation	(34,082,036)	(28,241,982)

Property, plant and equipment, net	56,631,019	61,035,797

Total assets	$129,898,956	$101,978,639

Accounts payable & accrued expenses	11,541,634	9,773,874
Deferred revenue	2,905,792	1,136,002

Stockholders’ equity	$115,451,530	$87,818,763

(1)	In accordance with Statement of Financial Accounting Standard No. 131, “Disclosures about Segments of an Enterprise and Related Information” (“SFAS 131”), the Company has three reportable business segments as defined by SFAS 131- the AMSC Wires business segment, the SuperMachines business segment, and the Power Electronic Systems business segment. The AMSC Wires business segment develops and commercializes high temperature superconductor (HTS) wire. The focus of this segment’s current development and manufacturing effort is on HTS wire for power transmission cables, motors, generators, synchronous condensers, and electromagnets for various applications. The SuperMachines business segment is developing and commercializing electric motors, generators and synchronous condensers based on HTS wire. The Power Electronic Systems business segment develops and sells power electronic converters and designs, manufactures, and sells integrated systems based on those converters for power quality and reliability solutions.